Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES SALE OF

EAGLE FORD SHALE NATURAL GAS MIDSTREAM ASSETS FOR $100 MILLION

RADNOR, PA (Globe Newswire) December 16, 2013 – Penn Virginia Corporation (NYSE: PVA) today announced that it has entered into a definitive agreement to sell substantially all of its Eagle Ford Shale natural gas midstream assets to a newly-formed affiliate of ArcLight Capital Partners, LLC for gross cash proceeds of $100 million. This sale is expected to close during the first quarter of 2014 and is subject to customary closing conditions. Net of our partners’ interest in the gross proceeds from this sale, we intend to use the remaining proceeds of approximately $95 million to help fund our 2014 capital expenditure plan.

The assets to be sold include a natural gas gathering and gas lift system including approximately 119 miles of pipelines and associated facilities located in Gonzales and Lavaca Counties, Texas.

Acquest Advisors LLC, served as PVA’s financial advisor in connection with the transaction.

H. Baird Whitehead, President and Chief Executive Officer, stated, “The divestiture of our natural gas midstream assets is the first step in a series of potential divestitures which will reduce our indebtedness, improve our liquidity and fund further investment in our oily Eagle Ford Shale play.”

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in Texas, and to a lesser extent, the Mid-Continent, Mississippi and the Marcellus Shale in Appalachia. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for oil, natural gas liquids, or NGLs, and natural gas; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and natural gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; our ability to successfully monetize select assets and repay our debt; leasehold terms expiring before production can be established; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the Securities and Exchange Commission (SEC).

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com